Exhibit 10.13

BANK OF MONTREAL LOAN AUTHORIZATION AGREEMENT

DATED: FEBRUARY 13, 2008

The Company referred to below has applied for, and Bank of Montreal, Chicago, Illinois (“Bank”), has approved the establishment of, a loan authorization account (“Loan Account”) from which the Company may from time to time request loans up to the maximum amount of credit shown below (the “Maximum Credit”) provided that the aggregate principal amount of loans hereunder shall not exceed $370,000,000. Interest on such loans is computed at a variable rate which may change daily based upon changes in the Bank’s Prime Rate. The Company may make principal payments at any time and in any amount. The request by the Company for, and the making by the Bank of, any loan against the Loan Account pursuant hereto, shall constitute an agreement between the Company and the Bank as follows:

Name of Company:	CARDINAL INTEGRATED, LLC, a Delaware limited liability company

Address:	5200 Town Center Circle Suite 600 Boca Raton, FL 33486 Attn.: Jason H. Neimark, Jason G. Bernzweig and C. Deryl Couch

Type of Loan Account:	☒ Revolving, which means as principal is repaid, the Company may reborrow subject to this Agreement.

☐ Multiple Advances, which means that the Company may not reborrow any amounts that have been repaid but may still borrow the difference between the Maximum Credit and the principal amounts of prior borrowings.

Amount of Maximum Credit: $370,000,000

Each Loan Requested Shall Be At Least: $100,000

Variable Interest Rate:

The interest rate applicable prior to the Maturity Date equals the rate per annum announced by the Bank from time to time as its prime commercial rate, or equivalent, for U.S. dollar loans to borrowers located in the United States (the “Prime Rate”) minus 1%.

Maturity Date:

The Loan Account terminates, and Loans are payable on August 13, 2008, unless the Loan Account is terminated and the Loans are sooner declared due and payable pursuant to Section 5 below as a result of the occurrence and continuance of an Event of Default.

Periodic Statement reflecting accrued interest will be sent and interest will be payable quarterly.

Payments shall be due at the Bank’s principal office in Chicago, Illinois, paid to the order of the Bank, and
made by:	☒

By Fed Wire:

Pay to the order of Harris N.A., Chicago, IL

ABA 071000288

To the account of: Bank of Montreal, Chicago Branch

Account#: 183-320-1

Reference: Cardinal Integrated, LLC

Attn.: Client Services Dept.

If Letters of Credit may be requested, check here: ☐ and attach Letter of Credit Rider following signature page hereof.

1.

Using the Account. All loans and advances from the Loan Account are referred to in this Agreement as “Loans”. Loan requests must be by telephone and confirmed in writing (including by facsimile) and shall be sent to the Company’s Bank of Montreal Account Officer or Client Services Officer no later than 1:00 p.m. on the date of the proposed borrowing in order to be honored the same day. Loan proceeds shall be credited to the Company’s deposit account at the Bank unless the Bank is directed otherwise by special written directions from the Company. The amount of each Loan requested shall be at least the minimum amount shown above, and the Bank shall have the right to refuse to honor any Loan requested by the Company which is less than that minimum amount, even if the Bank has previously honored a Loan request for less than the minimum amount. The Company shall not request any Loan which, when taken together with the Loans then outstanding, would exceed the Maximum Credit. The Company shall furnish to the Bank certificates in the form of Exhibit A attached to the Guaranty described in Section 4 hereof at the times set forth in the Guaranty, properly completed and duly certified by Sun Capital Partners V, L.P. (the “Guarantor”).

Loans will be made available from the Loan Account subject to the Bank’s approval on a case-by-case basis as and when Loans are requested by the Company.

All Loans shall be made against and evidenced by the Company’s promissory note payable to the order of the Bank in the principal amount of $370,000,000, such note to be in the form of Exhibit A attached hereto (the “Note”). The Bank agrees that notwithstanding the fact that the Note is in the principal amount of $370,000,000, it shall evidence only the actual unpaid principal balance of Loans made under the Loan Account and issued pursuant hereto. All Loans and other extensions of credit made against the Note and the status of all amounts evidenced by the Note shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status and rates so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans and other extensions of credit evidenced thereby and the interest rates applicable thereto, absent manifest error; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of the Note together with accrued interest thereon. The Bank agrees that if it transfers or assigns the Note, the Bank will stamp thereon a statement of the actual principal amount evidenced thereby at the time of transfer. The Company agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Bank on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note, absent manifest error.

2.

Interest. The Company shall pay the Bank interest on the unpaid principal balance of Loans in accordance with the terms of this Agreement. Accrued interest will be billed quarterly, and is due by the last day of each fiscal quarter (each, an “Interest Payment Date”). Interest for each billing period is computed by applying a daily periodic rate based on the Bank’s Prime Rate minus 1% to each day’s ending Loan balance. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed. The Bank’s Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily the Bank’s best or lowest rate. The daily Loan balance shall be computed by taking the principal balance of Loans at the beginning of each day, adding any Loans posted to the Loan Account that day, and subtracting any principal payments posted to the Loan Account as of that day. Interest begins to accrue on the date a Loan is posted to the Loan Account. The principal balance of Loans which remains unpaid after demand for repayment or during the existence of any other Event of Default shall bear interest until paid in full at a post-maturity rate of 2% per annum above the interest rate otherwise applicable to the Loans (determined as aforesaid). The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Company may contract to pay under applicable law. Interest on the Loans shall, at the option of the Company and subject to the following terms and conditions, be payable either (i) in immediately available funds on each Interest Payment Date in accordance with this paragraph 2, or (ii) by adding such interest to the unpaid principal balance of the Loans on each Interest Payment Date, in which event such interest shall become a like amount of the principal of the Note (a borrowing of a Loan of like amount) which the Company hereby promises to pay as hereinafter set forth, or (iii) by any combination of the methods described in the immediately preceding clauses (i) and (ii) selected by the Company which results in such methods being applied in the satisfaction in full of all interest due on the Loans on such Interest Payment Date:

(i) Unless the Company notifies the Bank that the Company intends to pay the interest due on the Loans on each Interest Payment Date with funds not borrowed under this Agreement, the Company shall be deemed to have irrevocably requested a Loan on each Interest Payment Date in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the interest then due on the Loans. In the event the Company has elected to pay the interest due on the Loans with funds not borrowed under this Agreement and the Company fails to make any such payment within twenty (20) days of the applicable Interest Payment Date the Bank may in its sole discretion deem the Company to have irrevocably requested a Loan in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a certain minimum amount) which new Loans shall be applied to pay the interest then due on the Loans.

(ii) Each payment of interest by a borrowing of a Loan shall be evidenced by the Note, shall bear interest from the date made at a rate per annum equal at all times to the rate then applicable to the Loans, payable on the last day of each calendar month, subject to the provisions of paragraph 10 herein.

(iii) In no event shall the unpaid principal balance of all Loans, including, without limitation, each borrowing of a Loan to pay interest then due on the Loans, exceed the Maximum Credit.

3.	Fees. The Company agrees to pay to the Bank a non-refundable Closing Fee in an amount equal to .15% of the Maximum Credit.

4.	Guaranty. The Guarantor shall at all times guarantee all Loans issued pursuant to this Agreement. The Company hereby acknowledges that the Guaranty being provided by the Guarantor is a material inducement to the Bank's extension of credit hereunder and that in determining whether or not to extend additional credit to the Company and whether or not to demand repayment of this Loan, the Bank will be considering issues related to the continued creditworthiness and liquidity position of the Guarantor.

5.	Events of Default; Enforcement. The occurrence of any of the following shall be an “Event of Default”: (a) non-payment of (i) any principal of or interest or fee hereon within 5 business days after such amount is due, or (ii) any other indebtedness or liabilities of the Borrower owing to the Bank within 5 business days after such amount is due; (b) breach of any term or condition of the Guaranty; (c) any representation made by the Borrower or any guarantor hereof in this Agreement is untrue in any material respect; (d) dissolution, termination or insolvency of the Borrower or any material guarantor of the Loans; (e) the institution by or against the Borrower or any material guarantor of the Loans of any involuntary bankruptcy or similar proceeding for the relief of debtors or the appointment of any receiver for any such party or any of its property (and such proceeding or petition shall continue undismissed or unstayed for sixty (60) days); and (f) the making of an assignment for the benefit of creditors by the Borrower or any guarantor of the Loans.

During the existence of any Event of Default, the Bank may, by notice to the Borrower, take either or both of the following actions: (i) terminate the Loan Account and any other obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and (ii) declare the principal of and accrued interest on the Loans and all other amounts owing under this Agreement to be immediately due and payable, without further demand, presentment, protest, or notice of any kind.

When any Event of Default described in clause (e) or (f) above regarding the Borrower has occurred and is continuing, then both principal and interest, and all other amounts payable under this Agreement shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate.

No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Borrower agrees to pay to the Bank all reasonable out-of-pocket costs and expenses incurred or paid by the Bank in connection with the collection of the Loans and any other amounts due under this Agreement or any guarantee, including, without limitation, reasonable attorneys’ fees for one outside counsel for the Bank and court costs (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Bank shall have the right, at any time during the existence of an Event of Default, to set-off the balance of any deposit account that the Borrower may at any time maintain with the Bank or any of its affiliates against any amounts at any time owing under this Agreement, whether or not the balance of Loans under this Agreement is then due.

6.	Maturity Date; Payments. The Company shall pay to the Bank the principal balance of outstanding Loans together with any accrued interest on the MATURITY DATE. Payments received by the Bank on the Loans shall be applied first to accrued interest and then to the principal balance of outstanding Loans, provided that during the existence of an Event of Default all payments received shall be applied in such order and manner as the Bank shall determine. If any payment from the Company under this Agreement becomes due on a Saturday, Sunday, or a day which is a legal holiday for banks in the State of Illinois, such payment shall be made on the next bank business day and any such extension shall be included in computing interest under this Agreement.

7.	Periodic Statements. The Bank will furnish the Company with a monthly statement for each billing period which has any transaction or balance.

8.	Financial Statements. The Company agrees to furnish financial information of the Company to the Bank upon request of the Bank from time to time. Such information shall be furnished as soon as reasonably possible, but in any event within 30 days after request by the Bank. Without limiting the foregoing, the Bank may request the Company to deliver:

(a) as soon as available, and in any event within 30 days after the last day of each month, a copy of the consolidated balance sheet of the Company and its subsidiaries as of the last day of such month and the consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for the month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with general accepted accounting principles (“GAAP”), except as otherwise stated therein, and certified to by its chief financial officer or such other officer reasonably acceptable to the Bank; and/or

(b) as soon as available, and in any event within 90 days after the close of each fiscal year of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized national standing, selected by the Company and reasonably satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended.

9.	Representations and Warranties. In consideration of establishing and maintaining the Loan Account, the Company hereby represents and warrants to the Bank that: (a) the Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Company of this Agreement, the Note and all documents executed in connection therewith (collectively, the “Loan Documents”) are within its powers, have been duly authorized by all necessary action, and do not contravene the Company's certificate of formation or operating agreement or any law or contractual restriction binding on or affecting the Company; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Company’s due execution, delivery, and performance of this Agreement or the other Loan Documents; (d) this Agreement is, and the other Loan Documents when executed and delivered by the Company will be, the Company’s legal, valid, and binding obligation enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; and (e) there is no pending or threatened action or proceeding affecting the Company before any court, governmental agency or arbitrator, which may materially adversely affect the Company’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or any other Loan Documents.

10.	DEMAND OBLIGATION; ENFORCEMENT. THE LOANS ARE PAYABLE ON THE MATURITY DATE. IN ADDITION, THE BANK CAN DEMAND PAYMENT IN FULL OF THE LOANS IN ACCORDANCE WITH SECTION 5 OF THIS AGREEMENT AT ANY TIME IN ITS SOLE DISCRETION.

No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Company agrees to pay to the Bank all reasonable expenses incurred or paid by the Bank in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any court costs and other reasonable amounts due under this Agreement, including, without limitation, reasonable attorneys’ fees. The Bank shall have the right at any time to set-off the balance of any deposit account that the Company may at any time maintain with the Bank against any amounts at any time owing under this Agreement, whether or not the balance of Loans or reimbursement or other obligations under this Agreement are then due.

11.	Termination; Renewal. The availability of additional Loans under this Agreement will automatically terminate on the MATURITY DATE. Prior to the Maturity Date, the Bank reserves the right at any time without notice to suspend the Company’s borrowing privileges or refuse any Loan request at any time any Event of Default, or any event of condition which with notice or lapse of time, or both, would constitute an Event of Default, exists. The Company may terminate this Agreement at any time effective upon receipt by the Bank of at least 15 days prior written notice. No termination under this Section shall affect the Bank’s rights or the Company’s obligations regarding payment or default under this Agreement. Such termination shall not affect the Company’s obligation to pay all Loans and other obligations and the interest accrued through the date of final payment. The Bank may also elect to honor Loan requests after termination of this Agreement, and the Company agrees that any such payment by the Bank shall constitute a Loan to the Company issued at the request of the Company under this Agreement.

12.	Notices. The Bank may rely on instructions from the Company with respect to any matters relating to this Agreement or the Loan Account, including telephone loan requests (including by facsimile) which are made by persons whom the Bank reasonably believes to be the persons authorized by the Company to make such loan requests. All notices and statements to be furnished by the Bank shall be sufficient if delivered to any such person at the billing address for the Loan Account shown on the records of the Bank. All notices from the Company shall be sent to the Bank at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: Client Services, Department 17 West. The Company waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of Illinois.

13.	Consent to Jurisdiction. THE COMPANY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Jury Trial Waiver. THE COMPANY AND THE BANK WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of execution counterparts of this Agreement and the Loan Documents by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

16.	Costs and Expenses. The Company agrees to pay all expenses, legal and/or otherwise (including court costs and reasonable attorneys’ fees) paid or incurred by the Bank in endeavoring to collect obligations of the Company, in connection with transactions contemplated in or financed by this Agreement, the Loan Documents, or any other documents executed in connection herewith including any security agreements, intercreditor agreements or subordination agreements (“Ancillary Documents”), or any part thereof, and in protecting, defending or enforcing this Agreement, any of the Loan Documents or any Ancillary Documents in any litigation, bankruptcy or insolvency proceedings or otherwise.

17.	USA Patriot Act. The Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

The Company agrees to the terms set forth above.

This Agreement is dated as of the date first written above.

CARDINAL INTEGRATED, LLC

By:	/s/ Jason Neimark

Printed:	Jason Neimark

Its:

This Agreement is dated as of the date first written above.

BANK OF MONTREAL

By:	/s/ Brett M. Sanchez

Printed Name:	Brett M. Sanchez

Its:	Vice President